COUGAR HOLDINGS INC.

2004 STOCK INCENTIVE PLAN

ARTICLE I
PURPOSE AND ADOPTION OF THE PLAN

          1.1.  Purpose.  The purpose of the Cougar Holdings Inc. 2004 Stock Incentive Plan (hereinafter referred to as the "Plan") is to assist in attracting, retaining and compensating highly competent key employees, non-employee directors and consultants ("employee(s)") and to act as an incentive in motivating selected key employees, non-employee directors and consultants of Cougar Holdings Inc. to achieve long-term corporate objectives, by awarding certain options ("Stock Options") to purchase the Company's common stock, $0.001 par value ("Common Stock"), and to receive grants of Common Stock subject to certain restrictions ("Awards").  It is expressly understood that consultants eligible to participate in this Plan shall specifically exclude individuals whose services are provided in connection with the offer or sale of securities in a capital-raising transaction and shall also exclude individuals whose services are provided, either directly or indirectly, to promote or maintain a market for the Company's securities.

          1.2.  Adoption and Term.  Subject to approval by the Company's Board of Directors (the "Board") and shareholders, the Plan shall become effective as of October 18, 2004 (the "Effective Date") and shall remain in effect until terminated by action of the Board.

ARTICLE II
SHARES

          2.1.  Number of Shares Issuable.  The total number of shares initially authorized to be issued under the Plan shall be 400,000 shares of common stock of the Company, par value $0.001 per share ("Common Stock").

          2.2.  Reissuance of Common Stock/Stock Options.  If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan.  If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

ARTICLE III
PARTICIPATION

          Participants in the Plan shall be such key employees, consultants, and non-employee directors of the Company as the Board (as hereinafter defined), in its sole discretion, may designate from time to time (the "Participants").  The Board's issuance of Common Stock or Stock Options to a participant in any year shall not require the Board to designate such person to receive Common Stock or Stock Options in any other year.  The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock or Stock Options to be issued.  Awards or Stock Options may be granted under the Plan to those Employees of the Company as the Board may from time to time select, including any Employee of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity.

ARTICLE IV
ADMINISTRATION

          4.1.  This Plan shall be administered by the Board of Directors.  Except for the terms and conditions explicitly set forth in this Plan, the Board shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted Awards or Stock options, the number of shares to be subject to each grant, the date of grant, the termination of the stock options or Awards, the stock option term, vesting schedules, and all other terms and conditions thereof.  Such authority shall also include the authority in the event of a spin-off or other corporate transaction to permit substitution of an Award or stock options granted under the Plan with an award from another company or an award denominated in other than shares of Common Stock.  Grants under this Plan to employees need not be identical in any respect, even when made simultaneously.

          4.2.  Stock Options shall be evidenced by written agreements ("Award Agreements") which shall contain such terms and conditions as may be determined by the Board.  Each agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Board using either manual or facsimile signature.

          4.3.  All decisions made by the Board pursuant to the provisions of this Plan and all determinations and selections made by the Board pursuant to such provisions and related orders or resolutions of the Board of Directors shall be final and conclusive.  The Board shall not have the right to cancel outstanding stock options or stock appreciation rights for the purpose of replacing or regranting such options or rights with a purchase price that is less than the purchase price of the original stock option or right.

          4.4.  Limitation of Liability.  No member of the Board shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties.  The Company shall indemnify each member of the Board for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

          4.5.  All or part of any Award shall be subject to conditions and restrictions established by the Board and set forth in the Award Agreement, which may include, but not be limited to, continuous service with the Company and/or the achievement of Performance Goals over a specified Performance Period.  The Board may select one criterion or multiple criteria for measuring performance, and the measurement may be based on total Company or business unit performance or based on comparative performance with other companies.

          4.6.  The Board also may require or permit participants to elect to defer the delivery of stock options or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan.  It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in share equivalents.  In addition, the Board may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would operate to disallow a tax deduction by the Company for all or a portion of such payment.  The period of any such delay in payment shall be until the payment or portion thereof, is tax deductible, or such earlier date as the Board shall determine.

ARTICLE V
SHARES SUBJECT TO THE PLAN

          5.1.  The stock to be offered under the Plan shall be shares of the Company's authorized Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board of Directors may from time to time determine.  Subject to adjustment as provided in Article XIV hereof, the aggregate number of shares to be delivered under this Plan shall not exceed 400,000.

If an option expires, is surrendered in exchange for another option, or terminates for any reason during the term of this Plan prior to its exercise in full, the shares subject to but not delivered under such option shall be available for options thereafter granted and for replacement options which may be granted in exchange for such surrendered or terminated options.

          5.2.  Any shares of common stock delivered upon exercise of a stock option may be unissued shares or treasury shares, as the Board of Directors may from time to time determine, and shall be charged against the aggregate number of shares of stock available for purposes of this Plan.

ARTICLE VI
PROVISIONS RELATING TO COMMON STOCK AWARDS

          6.1.  Grant of Awards.  Subject to the provisions of the Plan, the Board shall have full and complete authority, in its discretion, but subject to the express provisions of this Plan, to (i) grant Awards pursuant to the Plan, (ii) determine the number of shares of Common Stock subject to each Award ("Award Shares"), (iii) determine the terms and conditions (which need not be identical) of each Award, including the consideration (if any) to be paid by the Employee for such Common Stock, which may, in the Board's discretion, consist of the delivery of the Employee's promissory note meeting the requirements of paragraph 6.4.1, (iv) establish and modify performance criteria for Awards, and (v) make all of the determinations necessary or advisable with respect to Awards under the Plan.  Each award under the Plan shall consist of a grant of shares of Common Stock subject to a restriction period (after which the restrictions shall lapse), which shall be a period commencing on the date the award is granted and ending on such date as the Board shall determine ("Restriction Period").  The Board may provide for the lapse of restrictions in installments, for acceleration of the lapse of restrictions upon the satisfaction of such performance, or other criteria or upon the occurrence of such events as the Board  shall determine, and for the early expiration of the Restriction Period upon an Employee's death, Disability or Retirement, or following a Change of Control, upon termination of an Employee's employment by the Company without "Cause" or by the Employee for "Good Reason".

In addition to the above, any person who receives Award Shares may only sell shares of Common Stock pursuant to the volume and certain other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), for a period of one (1) year or by complying with the registration requirements of the Securities Act; non-affiliates shall not be subject to such limitations after holding the Common Stock for a period of two years.  The volume, manner of sale and notice provisions of Rule 144 are applicable to any resale of Common Stock.  In addition, Section 16 of the Exchange Act may limit an affiliate's right to resell shares or impose reporting obligations upon any such resale.  All such persons should consult the Company's counsel concerning their status as affiliates and the applicability of Rule 144 and Section 16 before selling any Company Common Stock.

          6.2.  Incentive Agreements.  Each Award granted under the Plan shall be evidenced by a written agreement (an "Incentive Agreement") in a form approved by the Board and executed by the Company and the Employee to whom the Award is granted.  Each Incentive Agreement shall be subject to the terms and conditions of the Plan and other such terms and conditions as the Board may specify.

          6.3.  Waiver of Restrictions.  The Board may modify or amend any Award under the Plan or waive any restrictions or conditions applicable to such Awards; provided, however, that the Board may not undertake any such modifications, amendments or waivers if the effect thereof materially increases the benefits to any Employee, or adversely affects the rights of any Employee without his or her consent.

          6.4.  Terms and Conditions of Awards.

          6.4.1.  Upon receipt of an Award of shares of Common Stock under the Plan, even during the Restriction Period, an Employee shall be the holder of record of the shares and shall have all the rights of a shareholder with respect to such shares, subject to the terms and conditions of the Plan and the Award.

          6.4.2.  Except as otherwise provided in this paragraph 6.4, no shares of Common Stock received pursuant to the Plan shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period applicable to such shares.  Any purported disposition of such Common Stock in violation of this paragraph 6.4.2 shall be null and void.

          6.4.3.  If an Employee's employment with the Company terminates prior to the expiration of the Restriction Period for an Award, subject to any provisions of the Award with respect to the Employee's death, Disability or Retirement, or Change of Control, all shares of Common Stock subject to the Award shall be immediately forfeited by the Employee and reacquired by the Company, and the Employee shall have no further rights with respect to the Award.  In the discretion of the Board, an Incentive Agreement may provide that, upon the forfeiture by an Employee of Award Shares, the Company shall repay to the Employee the consideration (if any) which the Employee paid for the Award Shares on the grant of the Award.  In the discretion of the Board, an Incentive Agreement may also provide that such repayment shall include an interest factor on such consideration from the date of the grant of the Award to the date of such repayment.

          6.4.4.  The Board may require under such terms and conditions as it deems appropriate or desirable that (i) the certificates for Common Stock delivered under the Plan are to be held in custody by the Company or a person or institution designated by the Company until the Restriction Period expires, (ii) such certificates shall bear a legend referring to the restrictions on the Common Stock pursuant to the Plan, and (iii) the Employee shall have delivered to the Company a stock power endorsed in blank relating to the Common Stock.

ARTICLE VII
TERMS OF OPTION

          7.1.  Option Term.  The term during which options may be granted under this Plan shall expire as set in the discretion of the Board, and the option period during which each option may be exercised shall, subject to the provisions of Section 13 hereof, be such period as determined by the Board.

          7.2.  Option Price.  Except as set forth in section 7 herein, the price at which shares may be purchased upon exercise of a particular option shall be such price, as may be fixed by the Board.

          7.3.  Stock as Form o f Exercise Payment; Cashless Exercise.

          7.3.1.  An employee who owns shares of Company common stock may use the previously acquired shares, value to be determined as the fair market value, as a form of payment to exercise stock options under this Plan.  However, the Board, in its discretion, may restrict or rescind this right upon notification to the employee-participants in this Plan.  An option may be exercised with stock only by delivering whole shares of Company stock having a fair market value equal to or less than the exercise price.  If an option is exercised by delivery of stock having a fair market value less then the exercise price, the shortfall must be made up in cash.

          7.3.2.  Payment may also be made by surrendering to the Company a portion of a particular grant and receiving from the Company in whole shares the difference between the total shares of the option grant and the number of whole option shares surrendered.  The number of whole option shares required to be surrendered by an optionee shall be the number of whole option shares that is equal to or less than the result of dividing the total exercise price of the options being exercised by the fair market value of one share of common stock.  If the whole number of option shares surrendered is less than the total exercise price of the grant, the shortfall must be made up in cash.

          7.3.3.  The delivery of a properly executed notice together with such other documentation as the Board and the broker, if applicable, shall require to effect an exercise of an option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

          7.3.4.  Any combination of the foregoing methods.

          7.3.5.  Such other consideration and methods as are permitted by applicable laws.

          7.3.6.  If the Fair Market Value of the number of whole shares transferred or the number of whole option shares surrendered is less than the total exercise price of the option, the shortfall must be made up in cash.

          7.4.  Vesting; Exercise of Options and Rights.

          7.4.1.  Each option granted shall be exercisable in whole or in part at any time or from time to time during the option period as the Board may determine, provided that the election to exercise an option shall be made in accordance with applicable Federal laws and regulations, and further provided that each option shall contain a provision that will prevent exercise of the option unless the optionee remains in the employ of the Company or its subsidiary at least one year after the granting of the option.  However, the Board may in its discretion accelerate the vesting schedule of any option at any time.

          7.4.2.  No option may at any time be exercised with respect to a fractional share.

          7.4.3.  As a condition to the exercise of a Non-Qualified Stock Option, grantees shall make such arrangements as the Board may require for the satisfaction of any federal, state, or local withholding tax obligations that my arise in connection with such exercise.

          7.4.4.  No shares shall be delivered pursuant to the exercise of any option, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Board to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof or stock as a form of payment as provided in Section 10 hereof is received by the Company in cash (or check) or stock.  No holder of an option, or his/her legal representative, legatee, or distributee, shall be or be deemed to be a holder of any shares subject to such option unless and until he/she has received a certificate or certificates therefor.

          7.4.5.  Notwithstanding any vesting requirements contained in any Option, all outstanding Options shall become immediately exercisable (1) following the first purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer made by the Company) for all or part of the Common Stock, (2) at such time as a third person, including a "group" as defined in Section 13(d) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company, (3) on the date on which the shareholders of the Company approve (i) any agreement for a merger or consolidation in which the Company will not survive as an independent, publicly owned Company or (ii) any sale, exchange or other disposition of all or substantially all of the Company's assets.  The Board's reasonable determination as to whether such an event has occurred shall be final and conclusive.

          7.4.6.  Notwithstanding any other provisions of this Agreement to the contrary, the right of any Employee to receive any benefits hereunder shall terminate and shall be forever forfeited if such employee's employment with the Company or status as an advisor or consultant is terminated because of his/her fraud, embezzlement, dishonesty, or breach of fiduciary duty.  In such an event, all unexercised options shall be deemed null and void.  This Section shall be inapplicable to any such termination of employment or status as an advisor or consultant occurring after the Plan has been terminated.

          7.5.  Transferability of Options.  The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by such optionee or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO") and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or a QDRO.

ARTICLE VIII
TERMINATION OF RELATIONSHIP

          The terms and conditions under which a stock option may be exercised after the termination of relationship with the Company shall be determined by the Board.

ARTICLE IX
AMENDMENT AND DISCONTINUANCE

          The Board of Directors may amend, suspend, or discontinue this Plan, but may not, without the approval of the holders of the Company's common stock, make any amendment thereof which operates: (a) to increase the total number of shares which may be granted under this Plan, (b) to extend the terms of this Plan or the maximum option period provided in this Plan, (c) to materially modify the requirements as to eligibility for participation in this Plan, or (d) to materially increase the benefits accruing to Participants under this Plan.  No amendment to this Plan shall, except with the consent of the Holder of the stock option or Award, adversely affect rights under a stock option or Award previously granted or issued.

ARTICLE X
INVESTMENT REPRESENTATION

          Upon demand by the Company, the Holder of the stock option or Award shall deliver to the Company a representation in writing that the purchase of all shares with respect to which notice of exercise of the Option has been given by Optionee is being made for investment only and not for resale or with a view to distribution and containing such other representations and provisions with respect thereto as the Company may require.  Upon such demand, delivery of such representation promptly and prior to the transfer or delivery of any such shares and prior to the expiration of the option period, shall be a condition precedent to the right to purchase such shares.

ARTICLE XI
RIGHTS AS SHAREHOLDER AND EMPLOYEE

          The Holder of the stock option or Award shall have no rights as a shareholder of the Company with respect to any shares of Common Stock covered by an Option or Award until the date of the issuance of the stock certificate for such shares.  Neither the Plan, nor the granting of an option, common stock or other rights herein, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Employee has a right to continue as an Employee for any period of time or at any particular rate of compensation.

ARTICLE XII
GOVERNING LAW

          Stock Options granted or Awards under this Plan shall be construed and shall take effect in accordance with the laws of the State of Nevada.

ARTICLE XIII
OTHER BENEFIT AND COMPENSATION PROGRAMS

          Unless otherwise specifically determined by the Board, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program.  Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

ARTICLE XIV
UNFUNDED PLAN

          Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person.  To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute, general unsecured liabilities of the Company and shall not confer upon any Participant any right, title or interest in any assets of the Company.

ARTICLE XV
REGULATORY APPROVALS

          The implementation of the Plan, the granting of any Award under the Plan, and the delivery of shares of Common Stock upon the exercise or settlement of any Award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it or the shares issued pursuant to it.

ARTICLE XVI
FUTURE RIGHTS; NO PRIOR RIGHT OF AWARD

          16.1.  Future Rights.  No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of the Company.  Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the Participant at any time with or without cause.

          16.2.  No Prior Right Or Award.  Nothing in this Agreement shall be deemed to give a Participant, or his/her legal representative or assigns, or any other person or entity claiming under or through him/her, any contract or other right to participate in the benefits of this Agreement.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement, or understanding of any kind or nature that the Company shall continue to employ, or continue any other relationship with Participant.  The Agreement shall not affect in any way the right of the Company to terminate the employment or such relationship of any individual Participant.

ARTICLE XVII
NON-COMPETITION

          Notwithstanding any other provision of this Agreement, no restrictions on the stock options or Awards shall lapse and all rights under this Agreement of Participant shall be forfeited if, Participant (i) shall be employed by a competitor of or shall be engaged in any activity in competition with the Company without the Company's written consent, (ii) divulges without the written consent of the Company any secret or confidential information belonging to the Company, or (iii) engages in any other activities which would constitute grounds for his/her discharge by the Company for cause or without cause.

ARTICLE XVIII
ASSIGNABILITY

          Any stock options granted or Awards made under this Plan shall be null and void in the event that the stock options or Awards are transferred or assignment or otherwise disposed of by Participant to any party, other than to the Company.  The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of each Participant, his/her heirs, executors, administrators, successors, and personal and legal representatives.

ARTICLE XIX
COSTS AND EXPENSES

          All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Company; provided that nothing herein shall be deemed to provide that the Company shall pay for any expenses of any counsel engaged by Participant.

ARTICLE XX
ARBITRATION

          Any controversy arising out of, connected to, or relating to any matters herein of the transactions between a Participant and Company (including for purposes of arbitration, officers, directors, employees, controlling persons, affiliates, professional advisors, agents, or promoters of Company, Participant), on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Banking Statutes, Consumer Protection Statutes, Federal and/or State Anti-Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, unjust termination, breach of contract, and/or conversion shall be settled by arbitration; and in accordance with this paragraph and judgment on the Arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of the laws of the State of Nevada.  In the event of such a dispute, each party to the conflict shall select an arbitrator, which shall constitute the three person arbitration board.  The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties.